CLOVER HEALTH INVESTMENTS, CORP.

AMENDED AND RESTATED DIRECTOR COMPENSATION POLICY

(Adopted, approved, and effective on September 21, 2022)

Each member of the Board of Directors (the “Board”) of Clover Health Investments, Corp. (the “Company”) who is not an employee of the Company (each such member, an “Outside Director”) will receive the compensation described in this amended and restated Outside Director Compensation Policy (the “Amended and Restated Director Compensation Policy”) for his or her Board service following the effective date set forth above (the “Effective Date”).

The Amended and Restated Director Compensation Policy will become effective upon the Effective Date. The Amended and Restated Director Compensation Policy may be amended at any time in the sole discretion of the Board.

Annual Cash Compensation
Each Outside Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in arrears, in equal quarterly installments following the end of each fiscal quarter of the Company in which the service occurred. Any amount payable for a partial quarter of service will be pro-rated by multiplying such amount by a fraction, the numerator of which will be the number of days of service that the Outside Director provided in such quarter and the denominator of which will be the number of days in such quarter inclusive. All annual cash fees are vested upon payment.

1. Annual		Board Member Service Retainer:
	a.	All Outside Directors: $50,000.
	b.	Outside Director serving as Chairperson: $50,000 (in addition to above).
	c.	Outside Director serving as Lead Independent Director: $30,000 (in addition to above).
2. Annual		Committee Member Service Retainer:
	a.	Member of the Audit Committee: $10,000.
	b.	Member of the Compensation Committee: $7,500.
	c.	Member of the Nominating and Corporate Governance Committee: $5,000.
3.	Annual Committee Chair Service Retainer (in lieu of the Annual Committee Member Service Retainer):
	a.	Chairperson of the Audit Committee: $25,000.
	b.	Chairperson of the Compensation Committee: $20,000.
	c.	Chairperson of the Nominating and Corporate Governance Committee: $15,000.

Equity Compensation
Equity awards will be granted under the Company’s 2020 Equity Incentive Plan or any successor equity incentive plan adopted by the Board and the stockholders of the Company (the “Plan”).

1.
Automatic Equity Grants. Annual and initial grants will be made as set forth below beginning for the relevant periods occurring after the annual meeting of the Company’s stockholders (“Annual Meeting”) during 2022 (the “2022 Annual Meeting”):

a.
Annual Grant for Outside Directors. Without any further action of the Board, at the close of business on the third business day in January of each calendar year, each Outside Director shall be granted restricted stock units under the Plan covering shares of the Company’s Class A Common Stock (“Shares”) having an RSU Value (as defined below) of $200,000 (an “Annual RSU Award”); provided that the number of Shares covered by each Annual RSU Award will be rounded down to the nearest whole Share. Each Annual RSU Award shall fully vest on the first anniversary of the date of grant, subject to the applicable Outside Director’s continued service as a member of the Board through such dates.

b.
Initial Grant for New Outside Directors. Without any further action of the Board, each person who is elected or appointed for the first time to serve as a member of the Board, effective on a date other than January 1, will automatically, upon the effective date of his or her initial election or appointment, be granted restricted stock units under the Plan covering Shares having a prorated RSU Value equal to
(x) $200,000, multiplied by (y) a fraction the numerator of which is the number of days between the effective date of the new director’s initial election or appointment and the end of the calendar year of such election or appointment, and the denominator of which is 365 (a “New Director Initial RSU Award”); provided that the number of Shares covered by each New Director Initial RSU Award will be rounded down to the nearest whole Share. Each New Director Initial RSU Award shall fully vest on the first anniversary of the date of grant, subject to the Outside Director’s continued service as a member of the Board through such dates.

2.
Transitional RSU Grants. On the date of the 2022 Annual Meeting, in light of the change in timing for the equity grants implemented as part of this Amended and Restated Director Compensation Policy, each Outside Director who continues to serve as members of the Board after the 2022 Annual Meeting shall be granted a restricted stock unit award under the Plan covering Shares having a prorated RSU Value equal to (x) the Annual RSU Award value, multiplied by (y) a fraction the numerator of which is the number of days between date of the 2022 Annual Meeting of Shareholders and the end of the 2022 calendar year, and the denominator of which is 365 (a “2022 Transitional Annual RSU Award”); provided that the number of Shares covered by each 2022 Transitional Annual RSU Award will be rounded down to the nearest whole Share. Each 2022 Transitional Annual RSU Award shall vest on the first anniversary of the date of grant, subject to the applicable Outside Director’s continued service as a member of the Board through such vesting date.

3.
Vesting; Change in Control. Except as set forth herein, all vesting is subject to the Outside Director’s continued service as a member of the Board through each applicable vesting date. Upon an Outside Director’s cessation of service on the Board as a result of (i) death or Disability (as defined in the Plan), the unvested portion of any restricted stock unit award granted in consideration of such Outside Director’s service as a member of the Board shall vest in full effective as of the effective date of the cessation of service (the “Termination Date”), (ii) the resignation by the Outside Director at the end of the Outside Director’s then current term or the removal of the Outside Director other than for cause, the unvested portion of any restricted stock unit award granted in consideration of such Outside Director’s service as a member of the Board shall vest pro-rata based on the portion of the award’s original vesting period during which such Outside Director served prior to the Termination Date, and (iii) the removal of the Outside Director for cause or the resignation by the Outside Director other than at the end of the Outside Director’s then current term, the unvested portion of any restricted stock unit award granted in consideration of such Outside Director’s service as a member of the Board shall be forfeited. Notwithstanding the foregoing, for each Outside Director who remains in continuous service as a member of the Board until immediately prior to the closing of a “Change in Control” (as defined in the Plan), any unvested portion of any restricted stock unit award granted in consideration of such Outside Director’s service as a member of the Board shall vest in full immediately prior to, and contingent upon, the consummation of the Change in Control.

4.
Calculation of RSU Value. The “RSU Value” of a restricted stock unit award to be granted under this policy will be calculated with how similar calculations are completed by the Company for its employees at the time of grant, as determined by the Board or the Talent and Compensation Committee of the Board from time to time, which calculation, as of the effective date of this Amended and Restated Director Compensation Policy is completed as being equal to the number of Shares subject to the restricted stock unit award multiplied by the 30-trading day average closing price of a Share ending on the trading day prior to the grant date.

5.
Discretionary Grants. In addition to the automatic grants described herein, the Board, in its sole discretion, may grant additional equity awards to certain Outside Directors for services to the Company that exceed the standard expectations of an Outside Director or for other circumstances determined appropriate by the Board, including, without limitation, an inducement for the Outside Director to remain on the Board.

6.
Remaining Terms. The remaining terms and conditions of each restricted stock unit award granted under this policy will be as set forth in the Plan and the Company’s standard form of restricted stock unit award agreement, as amended from time to time by the Board or the Compensation Committee of the Board, as
applicable.

Expenses
The Company will reimburse each Outside Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, Board and committee meetings; provided that the Outside Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.